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                                                                    EXHIBIT a(8)


                              WARBURG, PINCUS TRUST

                        Certificate of Establishment and
             Designation of the Global Telecommunications Portfolio

        The undersigned, being the Secretary of Warburg, Pincus Trust, a Massachusetts business trust with transferable shares (the "Fund"), being hereunto duly authorized, does hereby certify that, pursuant to a vote of a Majority of the Trustees of the Fund acting pursuant to Section 6.1(b) and
Section 9.3 of the Agreement and Declaration of Trust of the Fund dated March 15, 1995, as now in effect (the "Declaration"), at a meeting duly called and held on November 16, 2000, there is hereby established and designated the following Portfolio (in addition to the Portfolios now existing) into which the assets of the Fund shall be divided:

                       Global Telecommunications Portfolio

(the "Additional Portfolio"), having relative rights and preferences as follows:

        1. The beneficial interest in the Additional Portfolio shall be represented by a separate series (the "Additional Series") of shares of beneficial interest, par value $.001 per share ("Shares"), which shall bear the name of the Additional Portfolio to which it relates and shall represent the beneficial interest only in such Additional Portfolio. An unlimited number of Shares of the Additional Series may be issued.

        2. The Additional Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as amended, relating to the Additional Portfolio.

        3. The Shares of the Additional Portfolio, and the Series thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (l) of
Section 6.2 of the Declaration. Without limitation of the foregoing sentence, each Share of the Additional Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Additional Portfolio, all as provided in the Declaration.
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        IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.

Dated:  November 21, 2000                          /s/ Hal Liebes
                                                   -----------------------------
                                                   Name:  Hal Liebes
                                                   Title: Secretary


                                 ACKNOWLEDGMENT

STATE OF NEW YORK    )
                     )
COUNTY OF NEW YORK   )  ss.                                    November 21, 2000

        Then personally appeared the above named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.
        Before me,

                                                   /s/ Stuart J. Cohen
                                                   ----------------------------
                                                   Notary Public

        My Commission Expires:  August 25, 2001